AMENDED AND RESTATED DISTRIBUTION PLAN
                           FOR IVY FUND CLASS A SHARES

         WHEREAS, Ivy Fund (the "Fund") is registered as an open-end investment company under the Investment Company Act of 1940 (the "Act") and consists of one or more separate investment portfolios (the "Portfolios") as may be established and designated from time to time;

         WHEREAS, the Fund and Mackenzie Investment Management Inc. (the "Distributor"), a broker-dealer registered under the Securities Exchange Act of 1934, have entered into a Distribution Agreement pursuant to which the Distributor will act as a distributor of shares of the Fund for sale to the public; and

         WHEREAS, the Board of Trustees of the Fund has adopted a Plan (the "Plan"), in accordance with the requirements of the Act and has determined that there is a reasonable likelihood that the Plan will benefit the Fund and its shareholders.

         NOW THEREFORE, The Fund hereby amends and restates the Plan to apply only to Class A shares on the following terms and conditions:

         1. The Plan will pertain to the Class A shares of Ivy Emerging Growth Fund, Ivy Growth Fund, Ivy Growth With Income Fund, Ivy International Fund and such other Portfolios as shall be designated from time to time by the Board of Trustees in any supplement to the Plan ("Supplement").

         2. The Fund will reimburse the Distributor for payments made to brokers, which are unaffiliated with the Distributor, for account maintenance and personal service to shareholders ("the Service Fee"). The services for which Service Fees may be made include, among others, advising clients or customers regarding the purchase, sale or retention of Class A shares of a Portfolio, answering routine inquiries concerning a Portfolio, assisting shareholders in changing options or enrolling in specific plans and providing shareholders with information regarding the Portfolio and related developments. The Distributor will be reimbursed for such payments, subject to any applicable restriction imposed by Rules of the National Association of Securities Dealers, Inc., on a monthly basis up to an amount equal on an annual basis to 0.25% o the average daily net asset value of outstanding Class A shares of a Portfolio which are registered in the name of a broker as nominee or held in a shareholder account that designates a broker as broker of record. In the case of Ivy Growth Fund, Ivy Growth with Income Fund and Ivy International Fund the fee will apply only to Class A shares of each Portfolio which were issued after December 31, 1991. Payments made out of or charged against the assets attributable to the Class A shares of a Portfolio must be in reimbursement for distribution services rendered for or on behalf of the Portfolio. The costs and expenses not reimbursed in any one given month may be reimbursed in a subsequent month. The Plan does not provide for payment of interest or carrying charges as distribution expenses.

         3. The Plan shall not take effect with respect to Class A of a Portfolio until it has been approved by a vote of at least a majority (as defined in the Act) of the outstanding voting securities of Class A of a Portfolio. With respect to the submission of the Plan for such a vote, it shall have been effectively approved with respect to Class A of a Portfolio if a majority of the outstanding voting securities of Class A of the Portfolio votes for approval of the Plan, notwithstanding that the matter has not been approved by a majority of the outstanding voting securities of the Fund or of any other Portfolio or class.

         4. The Plan shall not take effect until it has been approved, together with any related agreements and supplements, by votes of a majority of both (a) the Board of Trustees of the ?Fund, and (b) those Trustees of the Fund who are not "interested persons" (as defined in the Act) and have no direct or indirect financial interest in the operation of the Plan or any agreements related to it (the "Plan Trustees"), case in person at a meeting (or meetings) called for the purpose of voting on the Plan and such related agreements.

         5. The Plan shall continue in effect so long as such continuance is specifically approved at least annually in the manner provided for approval of the Plan in paragraph 4.

         6. Any person authorized to direct the disposition of monies paid or payable by the Fund pursuant to the Plan or any related agreement shall provide to the Fund's Boar of Trustees, and the Board shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

         7. Any agreement related to the Plan shall be in writing and shall provide: (a) that such agreement may be terminated at any time as to a Portfolio, without payment of any penalty, by vote of a majority of the Plan Trustees or by vote of a majority of the outstanding voting securities of Class A of the Portfolio, on not more than sixty (60) days' written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment.

         8. The Plan may be terminated at any time with respect to a Portfolio, without payment of any penalty, by vote of a majority of the Plan Trustees, or by vote of a majority of the outstanding voting securities of Class A of the Portfolio. If the Plan is terminated with respect to a Portfolio, that Portfolio will not be obligated to reimburse the Distributor for any unreimbursed trail fee payments.

         9. The Plan maybe amended at any time with respect to a Portfolio by the Board of Trustees, provided that (a) any amendment to increase materially the costs which the Portfolio may bear for distribution pursuant to the Plan shall be effective only upon approval by a vote of a majority of the outstanding voting securities of Class A of the Portfolio, and (b) any material amendments o the terms of the Plan shall become effective only upon approval as provided in paragraph hereof.

         10. While the Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the Act) of the Fund shall be committed to the discretion of the Trustees who are not interested persons.

         11. The Fund shall preserve copies of the Plan, any related agreement and any report made pursuant to paragraph 6 hereof, for a period of not less than six (6) years form the date of the Plan, such agreement or report, as the case may be, the first two (2) years of which shall be in an easily accessible place.

         12. It is understood and expressly stipulated that neither the holders of shares of the Fund nor any Trustee, officer, agent or employees of the Fund shall be personally liable hereunder, nor shall any resort be had to other private property for the satisfaction of any claim or obligation hereunder, bur the Fund only shall be liable.

         IN WITNESS WHEREOF, the Fund has adopted these amendments to the Distribution Plan, originally dated December 31, 1991, on the 23rd day of March 1993.


                                    IVY FUND


                                    By:  /S/  MICHAEL G. LANDRY
                                         TITLE: President